CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 31, 2022, relating to the financial statements and financial highlights of Aspiriant Risk-Managed Real Asset Fund for the year ended March 31, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information and on the cover of the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 29, 2022